Exhibit 23.1

中正達會計師事務所有限公司 Centurion ZD CPA Limited Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong. 香港紅磡 德豐街22號 海濱廣場二期 13樓1304室 Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Delta Technology Holdings Ltd:

We consent to the use in this Registration Statement Form S-8 of Delta Technology Holdings Ltd of our report dated November 15, 2017 relating to the consolidated financial statements and schedule of Delta Technology Holdings Ltd as of June 30, 2017, 2016 and 2015, and for each of the years in the three-year period ended June 30, 2017, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Centurion ZD CPA Ltd.

Centurion ZD CPA Ltd.

Certified Public Accountants

Hong Kong, September 10, 2018